EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234446 on Form S-8 of our reports dated June 13, 2024, relating to the financial statements of Freedom Holding Corp. and the effectiveness of Freedom Holding Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2024.

/s/ Deloitte LLP

Almaty, Kazakhstan
June 13, 2024